Exhibit 10.2

UBS AG, London Branch 5 Broadgate London EC2M 2QS

Triton V LuxCo 113 SARL

2 rue Edward Steichen

Luxembourg City 2540

Luxembourg

Date: 27 October 2024

Equity Swap Transaction

Dear Sirs

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Equity Swap Transaction entered into between UBS AG, London Branch (“UBS”) and Triton V LuxCo 113 SARL (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Transaction is an Equity Swap Transaction for the purposes of the Definitions.

The definitions and provisions contained in the 2006 ISDA Definitions (the “2006 Definitions”) and the 2002 ISDA Equity Derivative Definitions (the “Equity Definitions”) each as published by the International Swaps and Derivatives Association, Inc. (together the “Definitions”) are incorporated by reference herein. In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern. In the event of any inconsistency between the Definitions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between you and us as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement (the “ISDA Form”) as if we had executed an agreement in the form of the ISDA Form (but without any Schedule) except for the election of (i) English law as the governing law, (ii) EUR as the Termination Currency, (iii) the incorporation of the definitions and provisions contained in annexes 1-18 and Section 6 of the 2002 Master Agreement Protocol published by the International Swaps and Derivatives Association, Inc. and (iv) the additional provisions set out in paragraph 12 (Miscellaneous) below on the Trade Date of this Transaction. In the event of any inconsistency between the terms of this Confirmation and the Agreement, this Confirmation shall govern. All provisions contained in the Agreement govern this Confirmation except as expressly modified below.

UBS AG is a public company incorporated with limited liability in Switzerland domiciled in the Canton of Basel-City and the Canton of Zurich respectively registered at the Commercial Registry offices in those Cantons with new Identification No: CHE-101.329.561 as from 18 December 2013 (and prior to 18 December 2013 with Identification No: CH-270.3.004.646-4) and having respective head offices at Aeschenvorstadt 1, 4051 Basel and Bahnhofstrasse 45, 8001 Zurich, Switzerland and is authorised and regulated by the Financial Market Supervisory Authority in Switzerland. Registered in the United Kingdom as a foreign company with No: FC021146 and having a UK Establishment registered at Companies House, Cardiff, with No: BR 004507. The principal office of UK Establishment: 5 Broadgate, London EC2M 2QS. In the United Kingdom, UBS AG is authorised by the Prudential Regulation Authority and subject to regulation by the Financial Conduct Authority and limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.Error! Unknown document property name.

The terms of the particular Transaction to which this Confirmation relates are as follows:

1	GENERAL TERMS

Trade Date:	28 October 2024

Effective Date:	The Trade Date.

Conditions Precedent:	The obligations of UBS in respect of the Transaction are subject to the satisfaction of conditions precedent specified in paragraph 12.1 (Conditions Precedent) below.

Termination Date:	The earliest to occur of (i) the Optional Termination Date (if any) and (ii) 27 October 2025.

Optional Termination Date:	Counterparty may by giving written notice to UBS declare any Business Day falling not earlier than two Business Day after such notice is effective as an Optional Termination Date.

Shares:	Ordinary shares of the Issuer, as listed on the Exchange, with Bloomberg Reference: EVT GY <EQUITY>

Issuer:	Evotec SE.

Exchange:	XETRA trading venue of the Frankfurt Stock Exchange (or its successor)

Related Exchange:	None.

Currency Business Day:	TARGET Settlement Day.

Business Day:	London

Purchase Instructions:

Counterparty may from time to time, by notice to UBS (such notice a “Purchase Instruction”), instruct UBS to purchase Shares during the Purchase Period. Such Purchase Instruction shall specify (i) the Scheduled Trading Days to which the Purchase Instruction is applicable, (ii) the proposed maximum price that UBS may pay for each Share purchased pursuant to the applicable Purchase Instruction (the “Purchase Instruction Maximum Price per Share”) (iii) the proposed target volume of Shares to be purchased pursuant to the applicable Purchase Instruction (expressed as a percentage of the daily lit volume, but excluding volumes traded on OTC or dark pool venues) (the “Purchase Instruction Target Volume”), and (iv) the proposed maximum number of Shares that may be purchased by UBS pursuant to the applicable Purchase Instruction (the “Purchase Instruction Maximum Number of Shares”).

UBS shall use commercially reasonable efforts to purchase (or procure the purchase of) Shares (whether on the Exchange or any other venues) on the specified Scheduled Trading Days on terms which comply with the terms of the relevant Purchase Instruction.

UBS shall not purchase Shares on any day in excess of (i) the Purchase Instruction Maximum Price per Share or (ii) the Purchase Instruction Maximum Number of Shares.

UBS shall use commercially reasonable efforts not to purchase Shares on any day in excess of the Purchase Instruction Target Volume.

UBS shall not be obliged (and does not intend) to purchase Shares on any day in an amount in excess of 25% of lit volume traded in the Shares on regulated trading venues (but excluding volumes traded on OTC or dark pool venues).

Nothing in this Confirmation will require UBS to purchase Shares if it would cause the Total Number of Shares Purchased to exceed the Maximum Number of Shares or the Total Purchase Cost to exceed the Maximum Total Purchase Cost.

Any Shares so purchased by or on behalf of UBS in connection with such an instruction shall be included in the Total Number of Shares Purchased. Unless the Counterparty demonstrates that UBS shall have failed to use reasonable efforts as aforesaid, a failure by UBS to purchase (or procure the purchase of Shares) in accordance with instructions shall not constitute an Event of Default or Potential Event of Default.

Where UBS has not received any instruction from Counterparty to purchase Shares in respect of a Scheduled Trading Day during the Purchase Period, UBS shall not purchase (or procure the purchase of) any Shares pursuant to this Confirmation on such Scheduled Trading Day.

The Purchase Instruction appended as Annex 3 hereto shall constitute the first Purchase Instruction.

Purchase Period:	The period commencing on, and including, the Start Date and ending on, and including, the Actual Completion Date.

Purchase Confirmation:	On each day during the Purchase Period on which Shares are purchased by UBS in connection with this Transaction, and after close of business on the Exchange on such day, UBS shall deliver to Counterparty a Purchase Confirmation in the form set out in Annex 1 (Purchase Confirmation) hereto, complete with the relevant information specified therein.

Start Date:	The first Exchange Business Day following payment of the Initial Exchange Amount by the Counterparty to UBS or such earlier date as UBS may in its discretion designate.

Actual Completion Date:	The earliest to occur of (i) the Termination Date, (ii) the date on which the Total Number of Shares Purchased equals the Maximum Number of Shares, as determined by UBS and (iii) the date which is 25 Scheduled Trading Days after the Effective Date.

Daily Number of Shares Purchased:	In respect of any day, a number of Shares determined by UBS to be equal to the number of Shares which have been purchased by UBS (or by any Affiliate or agent on behalf of UBS) on such day in connection with this Transaction (as specified in the Purchase Confirmation delivered in respect of such day).

Total Number of Shares Purchased:	In respect of any day, the aggregate of the Daily Number of Shares Purchased on or prior to such day, which shall be specified in the Purchase Confirmation delivered in respect of such day, PROVIDED THAT the Total Number of Shares Purchased for the purposes of any day after the Actual Completion Date shall be equal to the Total Number of Shares Purchased in respect of the Actual Completion Date.

Maximum Number of Shares:	3,551,067

Total Purchase Cost:	In respect of any day, the product of the Total Purchase Price per Share and the Total Number of Shares Purchased as of such day, which shall be specified in the Purchase Confirmation delivered in respect of such day, PROVIDED THAT the Total Purchase Cost for the purposes of any day after the Actual Completion Date shall be equal to the Total Purchase Cost in respect of the Actual Completion Date.

Maximum Total Purchase Cost:

In respect of any day:

(a)   the Initial Exchange Amount paid by Counterparty and received by UBS on or prior to such day (if any) (or in respect only of the period commencing on and including the Trade Date and ending on and including the Initial Exchange Date the amount instructed to be transferred by the Counterparty to UBS in payment of the Initial Exchange Amount as evidenced by a SWIFT confirmation delivered by the Counterparty to UBS on the Trade Date); plus

(b) each Additional Exchange Amount paid by Counterparty and received by UBS on or prior to such day (if any); minus (c) the Initial Fee; minus (d) the Maximum Final Fee Amount.

Daily Purchase Price Per Share:	In respect of any day, an amount calculated by UBS to be equal to the volume weighted execution price per Share (net of taxes and stamp duties) paid by UBS (or by any Affiliate or agent on behalf of UBS) on such day in respect of the acquisition of the Daily Number of Shares Purchased on such day, as specified in the Purchase Confirmation delivered in respect of such day.

Total Purchase Price Per Share:	In respect of any day, an amount calculated by UBS to be equal to the volume weighted execution price per Share (net of taxes and stamp duties) paid by UBS (or by any Affiliate or agent on behalf of UBS) on or prior to such day in respect of the acquisition of the Total Number of Shares Purchased as of such day, and as specified in the Purchase Confirmation delivered in respect of such day PROVIDED THAT the Total Purchase Price Per Share for the purposes of any day after the Actual Completion Date shall be equal to the Total Purchase Price Per Share in respect of the Actual Completion Date.

2	INITIAL EXCHANGE

Initial Exchange:	On the Initial Exchange Date, Counterparty shall pay the Initial Exchange Amount to UBS.

Initial Exchange Amount:	The amount that will be paid by the Counterparty to UBS on the Trade Date.

Initial Exchange Date:	On or before 2 Currency Business Days after the Trade Date.

3	INITIAL FEE AND FINAL FEE

Payment of Initial Fee:	On the day which is two Currency Business Days after the Trade Date UBS shall deduct the Initial Fee from the Total Exchange Amount in satisfaction of the Counterparty’s obligation to pay such amount to UBS.

Initial Fee:	An amount in EUR equal to 0.25% of the Initial Maximum Notional Amount.

Initial Maximum Notional Amount:	An amount in EUR equal to the product of (i) the Initial Closing Price, and (ii) the Maximum Number of Shares.

Initial Closing Price:	EUR 6.50

Payment of Final Fee:	On the Final Exchange Date the Counterparty shall pay to UBS the Final Fee.

Final Fee:	An amount in EUR equal to the lesser of: (i) 0.25% of the Final Fee Notional Amount; and (ii) 125% of the Initial Fee (the “Maximum Final Fee Amount”).

Final Fee Notional Amount:	An amount in EUR equal to the product of (i) the Final Closing Price, and (ii) the Number of Shares.

Final Closing Price:	The closing price per Share, on the Settlement Date, without reference to afterhours trading, as displayed on Bloomberg Reference: EVT GY <Equity> HP.

4	ADDITIONAL EXCHANGE AMOUNTS

Additional Exchange Amounts:	Counterparty may elect to pay to UBS any additional amount as may be notified in writing by Counterparty to UBS on or prior to the Actual Completion Date (the “Additional Exchange Amount”).

Total Exchange Amount:	The aggregate of the Initial Exchange Amount and all Additional Exchange Amounts paid by the Counterparty to UBS.

5	INTERIM EXCHANGE AMOUNT

Interim Exchange:	On the Interim Exchange Date, UBS shall pay the Interim Exchange Amount to Counterparty.

Interim Exchange Amount:

An amount equal to:

(a)   the Initial Exchange Amount; plus

(b)   each Additional Exchange Amount paid by Counterparty on or prior to the Actual Completion Date (if any); minus

(c)   the Initial Fee; minus

(d)   the Equity Notional Amount to be deducted by UBS from the Total Exchange Amount on the Settlement Date pursuant to “Payment of Equity Notional Amount” below; minus

(e)   the Maximum Final Fee Amount.

Interim Exchange Date:	The day which is two Currency Business Days after the Actual Completion Date.

6	FINAL EXCHANGE AMOUNT

Final Exchange:	On the Final Exchange Date, UBS shall pay the Final Exchange Amount to Counterparty.

Final Exchange Amount:	An amount equal to the Maximum Final Fee Amount.

Final Exchange Date:	The day which is two Currency Business Days after Settlement Date.

7	EQUITY AMOUNTS

Equity Amount Payer:	UBS

Number of Shares:	In respect of any day, the Total Number of Shares Purchased PROVIDED THAT the Number of Shares for the purposes of any day after the Actual Completion Date shall be equal to the Number of Shares in respect of the Actual Completion Date.

Equity Notional Amount:	In respect of any day, the product of the Number of Shares and the Total Purchase Price Per Share as specified in the Purchase Confirmation delivered in respect of such day PROVIDED THAT the Equity Notional Amount for the purposes of any day after the Actual Completion Date shall be equal to the Equity Notional Amount in respect of the Actual Completion Date.

Equity Notional Reset:	Not Applicable.

Type of Return:	Price Return.

8	DISTRIBUTION AMOUNTS

Distribution Amounts:	On the Settlement Date, UBS will pay to Counterparty an amount equal to the aggregate amount of all Cash Dividend Amounts determined in respect of the Shares comprising the Total Number of Shares Purchased.

Cash Dividend Amounts:

An amount, in respect of each Dividend Eligible Share, equal to the lesser of:

(a) the net cash dividend amount (net of any withholding or deduction of taxes at source by or on behalf of any applicable authority having power to tax in respect of such dividend) which would be received by Counterparty in respect of each Dividend Eligible Share if it had been at all relevant times the holder of such Dividend Eligible Share, net of other taxes, fees and charges, as determined by UBS in its sole discretion; and

(b) an amount, in respect of each Dividend Eligible Share, equal the net cash dividend amount (net of any withholding or deduction of taxes at source by or on behalf of any applicable authority having power to tax in respect of such dividend) which would be received by a Hypothetical Holder in respect of each Dividend Eligible Share, net of taxes, fees and charges, as determined by UBS in its sole discretion;

but excluding in each case any Extraordinary Dividend that are not in the form of cash.

Dividend Eligible Shares:	A Share will be a Dividend Eligible Share if (a) it comprises one of the Shares comprised in the Total Number of Shares Purchased and (b) the Scheduled Trading Day immediately prior to the ex date of the dividend in respect of the relevant Share falls within the relevant Dividend Distribution Period for such Share.

Dividend Distribution Period:	In respect of each Share means the period from, and including, the Start Date to, and excluding, the Termination Date.

Hypothetical Holder:	Means a hypothetical holder of record of a Share who is resident for tax purposes in the same jurisdiction and subject to the same tax position as UBS.

9	SETTLEMENT TERMS

Physical Settlement:	Applicable.

Settlement Date:	The date falling one Settlement Cycle following the Termination Date.

Settlement Currency:	EUR

Settlement Method Election:	Not Applicable.

Payment of Equity Notional Amount:	On the Settlement Date UBS shall deduct the Equity Notional Amount from the Total Exchange Amount in satisfaction of the Counterparty’s obligation to pay such amount to UBS on such date.

10	ADJUSTMENTS

Share Adjustments

Method of Adjustment:	Calculation Agent Adjustment.

Extraordinary Events:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	UBS

Tender Offer:	Applicable; provided that the reference to “10%” in the definition thereof shall be replaced with “25%.”

Consequences of Tender Offers:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

Determining Party:	UBS

Modified Calculation Agent Adjustment:

Section 12.2(e) of the Equity Definitions shall be amended by (i) replacing the reference to “Merger Date” in the 1st line thereof with the words “Announcement Date” and (ii) replacing the references to “such Merger Event” in the 4th and 7th lines thereof with the words “the potential Merger Event that has been announced”. Section 12.2(b) of the Equity Definitions shall be amended by inserting the words “or such other date as the Calculation Agent shall determine is appropriate” after the words “the Merger Date” in the 5th line thereof.

Section 12.3(d) of the Equity Definitions shall be amended by (i) replacing the reference to “Tender Offer Date” in the 1st and 2nd line thereof with the words “Announcement Date” and (ii) replacing the references to “such Tender Offer” in the 5th, 7th and 8th lines thereof with the words “the potential Tender Offer that has been announced”. Section 12.3(a) of the Equity Definitions shall be amended by inserting the words “or such other date as the Calculation Agent shall determine is appropriate” after the words “the Tender Offer Date” in the 5th line thereof.

Composition of Combined Consideration:	Not Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Determining Party:	UBS

Additional Disruption Events:

Change in Law:

Applicable. Section 12.9(a)(ii) of the Equity Definitions is replaced in its entirety by the words:

“Change in Law” means that, on or after the Trade Date of any Transaction (A) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (B) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a party to such Transaction determines in good faith that (x) it has become illegal for a party to that Transaction to hold, acquire or dispose of Hedge Positions relating to such Transaction, or (y) it would incur a materially increased cost in performing its obligations under such Transaction (including without limitation, due to any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position) provided that a “Change in Law” shall not have occurred if the Calculation Agent determines that such party could have taken reasonable steps to avoid such illegality.”

Failure to Deliver:	Applicable

Insolvency Filing:	Applicable, provided that the definition of “Insolvency Filing” in Section 12.9 (a)(iv) of the Equity Definitions shall be amended by deleting the words “provided that proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing them with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within fifteen (15) days of the institution or presentation thereof”

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Loss of Stock Borrow:	Not Applicable

Increased Cost of Stock Borrow:	Not Applicable

Hedging Party and Determining Party:	UBS and its Affiliates (in all cases)

Other provisions

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

11	ADDITIONAL REPRESENTATIONS BY COUNTERPARTY

Counterparty represents, warrants and undertakes to UBS as of the Trade Date, the Effective Date and, unless otherwise specifically stated in this paragraph 11 to be given at a particular time or times, on each day up to and including the final Settlement Date or the final Cash Settlement Payment Date (as applicable) that:

11.1

neither Counterparty nor any of its Affiliates nor, to their knowledge, anyone acting on Counterparty’s or any Affiliate’s behalf, has engaged in any behaviour which is designed to cause or has caused manipulation of the price of any security of the Issuer;

11.2	it will record in its books and account for the value of this Transaction in accordance with the policies and rules applicable to it;

11.3

it has complied and will comply with all laws, regulations and administrative provisions applicable to it in connection with the Transaction, including making all relevant disclosures to, or obtaining any required approvals from all regulatory authorities in respect of its holding in the Shares (if any) and in respect of the Transaction as required by, and within the time limits required by, such regulatory authorities or pursuant to all applicable laws and regulations in this regard (including, without limitation, in the United Kingdom, Luxembourg and Germany);

11.4

neither this Transaction nor any delivery of Shares or payment of cash or giving of a notice or instruction contemplated hereby will constitute a violation by Counterparty or any Affiliate of any applicable law or regulations of any applicable jurisdiction prohibiting “insider dealing” in, or market abuse in respect of, securities;

11.5

it is not, as of the Trade Date, the Effective Date and the time of delivery of any Purchase Instruction from the Counterparty to UBS, in possession of any inside information (other than information relating to this Transaction and other transactions entered into or contemplated to be entered into by the Counterparty or its Affiliates) on the Shares or the Issuer within the meaning of EU Regulation 596/2014 or implementing measures thereunder which has not been publicly disclosed which might have influenced its decision to enter into the Transaction or any particular element thereof;

11.6

it has full power, authority and capacity to enter into the Transaction and the execution and delivery of this Confirmation and the consummation by it of the Transaction contemplated hereby have been duly authorised by all necessary corporate action. All consents, orders, approvals, and other authorisations, whether governmental, corporate or other, necessary for the Transaction have been obtained or made and are in full force and effect;

11.7

the purpose and effect of the Transaction and the manner in which it intends to account for the Transaction are permissible and appropriate as a matter of local law, custom and practice in jurisdictions applicable to it in this regard;

11.8	it has entered into this Transaction as principal for its own account in the normal and ordinary course of its business;

11.9

this Transaction, including the accounting and tax treatment to be accorded to the Transaction, is consistent with all regulatory requirements arising from or applicable to this Transaction and it has taken all steps necessary to ensure that this Transaction complies with such requirements, and it will ensure that such accounting and tax treatment is appropriately reflected, if required, with the proper regulatory authorities in the applicable jurisdiction;

11.10

none of it, any of its subsidiaries or, to its knowledge, any of its (or any of its subsidiaries’) directors, officers, employees, agents, affiliates or representatives, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is: (i) subject to any sanctions administered or enforced by the US Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council, the European Union, His Majesty’s Treasury, the Swiss State Secretariat for Economic Affairs (“SECO”) or other relevant sanctions authority (collectively “Sanctions”), nor (ii) located, organised or resident in a country or territory that is the subject of Sanctions;

11.11

it will not, directly or knowingly indirectly, use any payments or securities received under this Confirmation (or the Agreement), lend, contribute or otherwise make available any proceeds or assets to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Person; and

11.12

(1) it is a non-financial counterparty (as such term is defined in Regulation (EU) No 648/2012 of the European Parliament and of the Council on OTC derivatives, central counterparties and trade repositories dated 4 July 2012 (“EMIR”); and (2) it is not subject to a clearing obligation pursuant to EMIR in respect of a Transaction of a type that has been declared to be subject to the clearing obligation in accordance with Article 5 of EMIR and is subject to the clearing obligation in accordance with Article 4 of EMIR (whether or not in fact this is the case), and that any transitional provisions in EMIR are ignored.

12	MISCELLANEOUS

12.1

Conditions precedent. The obligations of UBS in respect of the Transaction are subject to the delivery of each document specified to be delivered by the Counterparty in Annex 2 (Conditions Precedent) hereto (regardless of the time of delivery specified in Annex 2 (Conditions Precedent) hereto).

12.2	Additional Representations. For the purposes of Section 3 of the Agreement, the following will constitute an Additional Representation:

Each party will be deemed to represent to the other party on the date on which it enters into this Transaction that (in the absence of any written agreement between the parties which expressly imposes affirmative obligations to the contrary for this Transaction):

12.2.1

Non-Reliance: it is acting for its own account, and it has made its own independent decisions to enter into this Transaction and as to whether this Transaction is appropriate or proper for it based upon its own investigations and judgment (including as to the legal, regulatory, accounting, tax, business, credit, operations financial implications arising from this Transaction) and upon advice from such advisers as it has deemed necessary. It is not relying on any communication (written or oral) of the other party as investment advice or as a recommendation to enter into this Transaction, it being understood that information and explanations related to the terms and conditions of this Transaction will not be considered investment advice or a recommendation to enter into this Transaction. No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of this Transaction;

12.2.2

Assessment and Understanding: it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of this Transaction. It is also capable of assuming, and assumes, the risks of this Transaction; and

12.2.3	Status of Parties: the other party is not acting as a fiduciary for or an adviser to it in respect of this Transaction.

12.3

Cross Default: The “Cross Default” provisions of Section 5(a)(vi) of the Agreement will not apply to UBS and will apply to Counterparty PROVIDED THAT the words, “, or becoming capable at such time of being declared,” shall be deleted from clause (i) thereof, and for such purpose “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement and “Threshold Amount” shall mean, with respect to Counterparty, EUR 1,000,000.

12.4	Events of Default: Section 5(a) of the Agreement is amended as follows:

(i)	by deleting the number “30” appearing on line five of subsection (ii)(1) thereof and substituting the number “10” therefor;

(ii)	by inserting the following at the end of subsection (vii)(3) thereof:

“or a notice is sent convening a meeting to propose a voluntary arrangement of its creditors”.

12.5	Payer tax representation: For the purposes of Section 3(e) of the Agreement, UBS and Counterparty each hereby make the following representation:

“It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 9(h) of this Agreement) to be made by it to the other party under this Agreement. In making this representation, it may rely on (i) the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement, (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.”

12.6	Payee tax representation: For the purposes of Section 3(f) of the Agreement, UBS and Counterparty do not make any representations.

12.7	Agreement to deliver documents: For the purpose of Sections 4(a)(ii) of the Agreement, each party agrees to deliver the documents as set out in Annex 2 (Conditions Precedent), as applicable.

12.8

Settlement. This Transaction has been entered into by a member of the UBS group (“UBS Party”). For the avoidance of doubt, any payment or delivery obligations of the UBS Party in respect of this Transaction (“Obligations”) may be effected by either UBS Europe SE, UBS Switzerland AG, UBS Securities LLC or UBS AG (or any branches or successor entity thereof) (the “Settlement Agent”). UBS Party has authorised the Settlement Agent to act on its behalf in the same manner and with the same force and effect as UBS Party might or could do in connection with any such payment or delivery obligation.

12.9

Recording of conversations. Each party (i) consents to the recording of telephone conversations between the trading, marketing and other relevant personnel of the parties and their Affiliates in connection with the Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give any necessary notice of such recording to, its relevant personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings for the purpose of establishing any matters pertinent to this Agreement or any such Transaction.

12.10	Address for Notices: For the purpose of Section 12(a) of the Agreement:

(i)	Address for notices or communications to UBS:

UBS AG, London Branch

5 Broadgate

London EC2M 2QS

United Kingdom

Attention (email address): *****

(ii)	Address for notices or communications to Counterparty:

Triton V LuxCo 113 SARL

Address:   2 rue Edward Steichen, Luxembourg City 2540, Luxembourg

Attention:   Joakim Lindström-Formicola and Pierre-Alexandre Lechantre

E-mail address (email address): *****

12.11	Account details and offices

Account Details:

Account for payments to UBS:

Beneficiary: UBS AG, London Branch

Beneficiary BIC: *****

IBAN: *****

Agent: UBS AG, Zurich Branch

Agent BIC: *****

Account for payments to

Counterparty:

Account number /IBAN:	*****
Custody account:	*****
SWIFT:	*****
Financial Institution:	UBS Europe SE

12.12	Process Agent. For the purposes of Section 13(c) of the Agreement the Counterparty appoints as its process agent The Law Debenture Trust Corporation p.l.c. with its address at:

8th Floor, 100 Bishopsgate

London

EC2N 4AG

United Kingdom

12.13	Contracts (Rights of Third Parties) Act 1999. No person shall have any right to enforce any provision of the Agreement under The Contracts (Rights of Third Parties) Act 1999.

12.14

Taxes. Counterparty shall be responsible (and shall indemnify UBS for) all stamp, registration, documentary or similar taxes or duties (and including any interest, penalties and additions thereto) incurred in respect of this Transaction or the performance of either party’s obligations hereunder (including without limitation in respect of the delivery of Shares).

12.15

FATCA Protocol. “Tax” as used in paragraph 12.5 (Payer tax representation) and “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement. If the parties each independently decide to adhere to any ISDA Protocol on FATCA Withholding Tax, upon effective adherence by both parties, the provisions of such Protocol shall supersede the foregoing provision.

12.16

Section 871(m) Protocol. Notwithstanding Section 1(b) of the Agreement and any provision that is inconsistent or to the contrary in this Confirmation, to the extent that either party to the Agreement is not an adhering party to the ISDA 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on November 2, 2015 and available at www.isda.org (the “871(m) Protocol”), the parties agree that the provisions and amendments contained in the Attachment to the 871(m) Protocol are incorporated into and apply to the Agreement as if set forth in full therein, and, for the avoidance of doubt, the parties agree that the term “Dividend Equivalent Tax” shall include any tax imposed on deemed payments treated as dividends from sources within the United States under Section 871(m) or the United States Treasury Regulations thereunder. The parties further agree that, solely for purposes of applying such provisions and amendments to this Agreement, references to “each Covered Master Agreement” in the 871(m) Protocol will be deemed to be references to the Agreement, and references to the “Implementation Date” in the 871(m) Protocol will be deemed to be references to the date of the Agreement.

12.17

Legal fees. The Counterparty agrees to reimburse UBS, upon request by UBS, for all legal fees reasonably incurred by UBS in connection with the drafting, negotiation and entry into this Confirmation and other documents referred to herein.

12.18

ISDA Resolution Stay Protocol: The terms of the Swiss Jurisdictional Module and the ISDA Resolution Stay Jurisdictional Modular Protocol (each published by the International Swaps and Derivatives Association, Inc. and together, the “Swiss Stay Provisions”) are incorporated into and form part of the Agreement. For the purposes thereof, the Agreement shall be deemed a Covered Agreement and the terms of the Swiss Stay Provisions shall apply to the Agreement as if UBS is a Regulated Entity and the Counterparty is a Module Adhering Party with the Implementation Date deemed to be the date of this Confirmation. In the event of any inconsistencies between the Agreement and the Swiss Stay Provisions, the Swiss Stay Provisions will prevail.

12.19

Regulatory Event. The parties agree that the occurrence of a Regulatory Event shall be an Additional Termination Event, in respect of which Counterparty shall be the sole Affected Party and all Transactions governed by the Agreement shall be Affected Transactions.

For the purposes of the foregoing, “Regulatory Event” means:

(i) the Counterparty has notified UBS that the representation and warranty in paragraph 11.12 above has or will cease to be true and correct in respect of it; or

(ii) upon UBS reasonably believing that the representation and warranty in paragraph 11.12 above has ceased or will cease to be true and correct in respect of Counterparty and providing to Counterparty an explanation of the basis for such belief, UBS has requested and Counterparty has failed, within five Business Days of such request, to provide written confirmation to UBS that such representation and warranty remains true and correct in respect of it.

12.20

Portfolio Reconciliation. The ISDA 2020 UK EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol where it applies (and where it applies to the Counterparty the ISDA 2013 EMIR Portfolio Reconciliation, Dispute Resolution and Disclosure Protocol) will apply with the implementation date in each case being the date of this Confirmation, where each party’s status and elections for the purpose of the relevant protocol will be as below:

Portfolio Reconciliation Agent: UBS appoints Tri-Optima’s Tri-Resolve platform as its third party service provider.

Portfolio reconciliation process status

(a) Portfolio Data Receiving Entity: Counterparty

(b) Portfolio Data Sending Entity: UBS

Communications

(a) UBS: Portfolio reconciliations team: *****

(b) Counterparty: T6 Ops: ***** Cash Settlement Amendments. Upon request by Counterparty, UBS and Counterparty agree to engage in negotiation in good faith to endeavour to amend the terms of this Confirmation to provide Counterparty with the right to elect Cash Settlement. UBS and Counterparty acknowledge that there is no commitment to amend this Confirmation, and any amendments shall be subject to mutual agreement on terms that are satisfactory to UBS and Counterparty.

[Signature page follows]

Please confirm that the foregoing correctly sets forth the terms of our agreement and your agreement to be bound by such terms by executing the copy of this Confirmation enclosed for that purpose and returning it to us.

Yours faithfully,

For and on behalf of

UBS AG, London Branch

By:	/s/ Rohit Nadkarni	By:	/s/ Will Ledger
Name:	Rohit Nadkarni	Name:	Will Ledger
Title:	Managing Director UBS AG, London Branch	Title:	Executive Director Strategic Equity Solutions

Confirmed as of the date first above written:

Triton V LuxCo 113 SARL

By:	/s/ Joakim Lindström-Formicola	By:	/s/ Pierre-Alexandre Lechantre
Name:	Joakim Lindström-Formicola	Name:	Pierre-Alexandre Lechantre
Title:	Manager	Title:	Manager